Exhibit 99.1

National American University Holdings, Inc. Announces Retirement of
Dr. Jerry L. Gallentine as NAU President

Rapid City, South Dakota, July 1, 2015 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today announced the retirement of longtime senior executive Dr. Jerry L. Gallentine after over 20 years of leadership and service to NAU and the Company.

Effective July 1, 2015, Dr. Gallentine will retire from his position as president of NAU but will continue to serve as chairman of NAU’s Board of Governors and as the vice chairman of the Company’s Board of Directors.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “I am thankful to have had the pleasure and honor of working with Jerry during my tenure at NAU. His dedication to our students and to higher education overall has proved invaluable. He has been instrumental to the growth and development of National American University, and for over 20 years, Jerry has guided NAU with his long-term vision and leadership. He has played an integral role in the University’s increased recognition, continued improvement in academic quality and support, and significant geographic and enrollment growth. Because of his contributions, the Company is in a stronger position to execute on its strategic initiatives and to overcome the various challenges facing the industry. Everyone at NAU is grateful for Jerry’s service. We wish him all the best in his retirement and look forward to his continued leadership at the Board level.”

Dr. Gallentine added, “It has been a pleasure and privilege to have served NAU and its students over the past two decades. I am extremely proud to have been a part of the collaborative and supportive community that defines our University’s students, staff and management. I look forward to remaining involved in NAU’s and the Company’s development as a director.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn	Adam Prior
415-568-2255	212-836-9606
csohn@equityny.com	aprior@equityny.com